As filed with the Securities and Exchange Commission on March 9, 2022
Registration No. 333-213450
Registration No. 333-203409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213450
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203409

UNDER
THE SECURITIES ACT OF 1933

PRETIUM RESOURCES INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

1055 Dunsmuir Street, Suite 2300 Vancouver, British Columbia Canada V7X 1L4 (604) 558-1784 (Address of Principal Executive Offices)

INCENTIVE STOCK OPTION PLAN OF PRETIUM RESOURCES INC. PRETIUM RESOURCES INC. 2015 RESTRICTED SHARE UNIT PLAN (Full titles of the plans)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680 (Name, address, and telephone number, including area code, of agent for service in the United States)

Copies to:
Maria Sanz Perez Chief Legal, Risk & Compliance Officer Newcrest Mining Limited Level 8, 600 St. Kilda Road Melbourne, VIC 3004 Australia Telephone: +61 3 9522 5333	George A. Stephanakis, Esq. Cravath, Swaine & Moore LLP CityPoint One Ropemaker Street London EC2Y 9HR United Kingdom Telephone: +44 (0)20 7453 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Pretium Resources Inc. (“Pretivm”) with the Securities and Exchange Commission:

●
Registration Statement No. 333-213450 filed on September 2, 2016, pertaining to the offering by Pretivm of (i) up to an aggregate of 1,500,000 common shares of Pretivm, no par value, to be issued under the Pretivm Incentive Stock Option Plan, and (ii) up to an aggregate of 1,500,000 common shares of Pretivm, no par value, to be issued under the Pretivm 2015 Restricted Share Unit Plan; and

●
Registration Statement No. 333-203409 filed on April 14, 2015, pertaining to the offering by Pretivm of up to an aggregate of 1,500,000 common shares of Pretivm, no par value, to be issued under the Pretivm Incentive Stock Option Plan.

Effective on March 9, 2022, Newcrest Mining Limited (“Newcrest”) acquired all of the issued and outstanding common shares of Pretivm pursuant to an arrangement agreement dated November 8, 2021 (as amended on December 13, 2021 and on January 19, 2022) by and among Newcrest, Pretivm and Newcrest BC Mining Ltd., a wholly owned subsidiary of Newcrest, in accordance with a court-approved plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). As a result of the Arrangement, Pretivm became an indirect wholly owned subsidiary of Newcrest.

As a result of the Arrangement, Pretivm has terminated any and all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking contained in each Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, Pretivm hereby removes from registration all of its securities registered but unsold under such Registration Statements as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, on this 9th day of March, 2022.

Pretium Resources Inc.

By:	/s/ Craig Antony Jones
	Name:	Craig Antony Jones
	Title:	President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.